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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                  May 18, 2004
                                (Date of Report)



                       MANUFACTURED HOME COMMUNITIES, INC.
             (Exact name of registrant as specified in its Charter)



                                     1-11718
                              (Commission File No.)



           Maryland                                           36-3857664
(State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                          Identification No.)

  Two North Riverside Plaza, Chicago, Illinois                   60606
    (Address of principal executive offices)                   (Zip Code)


                                 (312) 279-1400
              (Registrant's telephone number, including area code)



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Item 5.         Other Events and Regulation FD Disclosure


    On May 17, 2004, Manufactured Home Communities, Inc. (NYSE:MHC) announced the acquisition of eight manufactured home and resort communities containing 4,325 sites for an aggregate purchase price of approximately $185 million. Three of the properties are located in Arizona, three of the properties are located in California, and two of the properties are located in Florida. Among the acquisitions are the Village of Monte Vista ("Monte Vista"), a premier 832 site resort in Mesa, Arizona containing over 50 acres available for expansion and ViewPoint RV and Golf Resort ("ViewPoint") also located in Mesa, Arizona. ViewPoint is a premier resort containing over 1,900 sites with an extensive amenity package, including two golf courses and vacant land to be developed into more than 500 sites.
    Thomas Heneghan, CEO and President commented "Monte Vista and ViewPoint establish a dominant presence in our core market of Arizona. These two award-winning communities are great examples of the lifestyle enjoyed by our customers. Since December 2003 we have added 69 properties containing 28,922 sites and an additional 2,300 potential expansion sites."
    The eight acquisitions herein utilized first mortgage debt proceeds of approximately $110 million with an average coupon of 5.48% and an average life of 10 years. The Company continues to finance its acquisitions with individual first mortgage financings. The Company issued approximately 1.1 million Operating Partnership Units in connection with the acquisition of Monte Vista.
    The Company today also announced it has closed a $50 million revolving credit facility with Wells Fargo Bank, on the same terms as its current $110 million credit facility. This credit facility increases the Company's unsecured borrowing capacity to $160 million. After these transactions, the Company has $94 million of availability under its lines of credit.
    MHC's management projects continued growth in 2004 core property performance. Assuming current economic conditions continue to impact occupancies, overall revenue growth will be approximately 3%. Core portfolio operating expenses are expected to grow in excess of CPI due to continued increases in insurance, real estate taxes and utility expenses. These projections would result in core NOI growth of approximately 2 to 2.5%.
    Results for 2004 will continue to be impacted by: i) the Recapitalization, ii) acquisitions, including the pending litigation on the PAMI transaction, iii) continued competitive housing options impacting occupancy levels at certain communities, and iv) variability in income from home sales operations. In age-qualified communities, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility. In the all-age communities, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options, including site-built single-family housing. Based upon these factors and excluding potential acquisitions, MHC projects that fully diluted Funds From Operations ("FFO") per share should be between $ 1.85 and $ 1.90 for the full year of 2004.
    On a pro forma basis, the Company's acquisitions since December, 2003 would have added approximately $.42 fully diluted FFO per share to the Company's previously announced initial 2004 guidance of $1.65 - $1.70 fully diluted FFO per share.
    The forward-looking statements contained herein are subject to certain risks and uncertainties including, but not limited to, the Company's ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; the Company's assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
    Manufactured Home Communities, Inc. owns or has a controlling interest in 208 quality communities in 23 states consisting of 79,741 sites. MHC is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.



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SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.








                                             MANUFACTURED HOME COMMUNITIES, INC.




                                             BY:  /s/ Michael B. Berman
                                                  ------------------------------
                                                  Michael B. Berman
                                                  Vice President, Treasurer and
                                                  Chief Financial Officer




DATE:      May 18, 2004